EX -10.06

BUSINESS OPERAITION AGREEMENT

This Business Operation Agreement (the "Agreement") is made by and between USChina Bull Holding Incorporation (the "Holding Inc") and China Bull Management Inc (“Management Inc”) collectively the "Parties", on the twelfth day of June 2011, and revised on November 23, 2011.

Whereas the "Holding INC" is a Nevada registered stock incorporation, and a subsidiary of China Education International Inc., and engaged in agency services specialized in financial area to serve the Chinese private companies going publicly listing on SEC filing, exhibits, informative conference, road show, lettering service and patent broker service, etc.

Whereas the "Management Inc” is a Nevada registered independently incorporation, and manages the operation of "Holding INC".

Now, therefore, in consideration of the mutual agreements promises set forth herein, the parties agree as follows:

  “Management Inc” will take fully liabilities of "Holding INC”.
  "Holding INC” will make total payment of $29,169.37 to “Management Inc” for service fee. This service fee will pay in period no less than 12 month and no more than 36 month commenced from July 2011, fully on the discretion of “Management Inc”, or make cash of $29,169.37 as the additional paid-in capital based fully on the discretion of Managements of both.
  "Holding INC” deposits $29,169.37 to “Management Inc” in June 2011.

s/s Andrew Chien                    s/s___ Andrew Chien______

   General Manager of "Holding Inc"         Chairman of “Management Inc”